Exhibit 5 - Consent of Conrad C. Lysiak

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX (509) 747-1770

                                            January 22, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

                            RE: MACKENZIE TAYLOR MINERALS INC.

Gentlemen:

Please be advised that, I have reached the following conclusions regarding the above offering:

1. MACKENZIE TAYLOR MINERALS INC. (the "Company") is a duly and legally organized and exiting Nevada state corporation, with its registered office located in Henderson, Nevada and its principal place of business located in Calgary, Alberta, Canada. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on January 23, 2006.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was legally issued, duly authorized, fully paid and non-assessable. The common stock to be issued pursuant to this Form SB-2 Registration Statement is likewise legal under the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock is sold pursuant to this registration statement will be, when issued, legally issued, duly authorized, fully paid and non-assessable.

3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and

                                                                    Securities and Exchange Commission
                                    RE: MACKENZIE TAYLOR MINERALS INC.
                                    January 22, 2007
                                    Page 2

the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By directors’ resolution, the Company has authorized the issuance of up to 1,000,000 shares of common stock at an offering price of $0.05 per share.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 200,000,000 shares of Common Stock, $0.001 par value. Therefore, a Board of Directors’ Resolution which authorized the issuance for sale of up to 1,000,000 shares of common stock at an offering price of $0.05 per share would be within the authority of the Company’s directors and the shares, when issued, will be legally issued, duly authorized, fully paid and non-assessable.

I consent to filing this opinion as an exhibit to the Company’s Form SB-2 registration statement.

                                    Yours truly,

                                    CONRAD C. LYSIAK
                                    Conrad C. Lysiak